Exhibit 10.3

FIFTH AMENDED AND RESTATED

DESTINATION XL GROUP, INC.

ANNUAL INCENTIVE PLAN

I.	SUMMARY AND OBJECTIVES

Destination XL Group, Inc. (“Company”) has developed this Fifth Amended and Restated Annual Incentive Plan (the “Incentive Plan”) to provide opportunities for eligible associates of the Company and its subsidiaries to earn meaningful rewards for excellent annual performance. The Incentive Plan aims to align the interests of the Incentive Plan participants with those of our shareholders. Bonus awards are cash payments based on actual results measured against pre-established Company financial performance (“Bonus Awards”). Bonus Awards are intended to provide a reward to eligible Incentive Plan participants and supplement the base salary program. A fiscal year is referred to as a “Plan Year”. Bonus Awards made hereunder are being made pursuant to, and shall be subject to the terms and conditions specified in, the Company’s 2016 Incentive Compensation Plan as amended and restated, and any subsequent shareholder-approved incentive plan (the “2016 Compensation Plan”).

II.	ELIGIBILITY

A.	GENERAL ELIGIBILITY REQUIREMENTS

Each Company employee whose role is classified by the Company as a Job Level 15 or higher during a Plan Year will be eligible to participate in the Incentive Plan for such Plan Year (a “Participant”). Except as required by this Incentive Plan or applicable law or unless specifically determined otherwise by the Compensation Committee, a Participant whose employment terminates prior to payment of Bonus Awards for a Plan Year will not be eligible to earn a Bonus Award under the Incentive Plan for that Plan Year.

B.	TRANSFERS TO OTHER BUSINESS UNITS

A Participant who transfers between Job Levels within the Company during the Plan Year will have his or her Bonus Award, if any, determined based on the number of days in each Job Level during the Plan Year, subject to the satisfaction of the other terms and conditions of this Incentive Plan. The Participant’s eligibility to earn a Bonus Award in any business unit will be determined in accordance with any applicable performance criteria for that business unit.

C.	CHANGES IN POSITION

A Participant who changes from one management position to another, through a promotion, transfer, or demotion is eligible to earn an adjusted Bonus Award, prorated to take into account the number of days the Participant held each position during the Plan Year. The amount of such prorated Bonus Award shall be determined by the Compensation Committee in its sole discretion.

D.	TERMINATION

Subject to paragraph II G below, to be eligible to earn a Bonus Award, a Participant must be actively employed through the time the Bonus Award is paid, unless otherwise required by applicable law, or specifically determined otherwise by the Compensation Committee.

E.	COMPLIANCE WITH APPLICABLE REGULATIONS

In order to be eligible to earn a Bonus Award under this Incentive Plan, a Participant must comply with all applicable state and federal regulations and Company policies.

F.	LEAVES OF ABSENCE

Unless otherwise required by applicable law, a Participant who is employed by the Company prior to the first day of the fourth quarter of the Plan Year, and who is on a Company-approved leave of absence for any reason during the Plan Year, shall be able to earn a Bonus Award in respect of such Plan Year, provided that any Bonus Award shall be prorated based on the number of days the Participant was employed by the Company during the Plan Year and the Participant was not on leave as compared to the total number of days in the Plan Year. However, for purposes of this paragraph II F, days of leave for which a Participant has substituted accrued but unused paid vacation/sick/personal days only, shall count as days worked in the Plan Year.

G.	RETIREMENT, DEATH OR DISABILITY

In the event that during any Plan Year the Company terminates a Participant’s employment due to the Participant’s Disability (as defined in the 2016 Compensation Plan) or death or a Participant terminates due to Retirement , the Company shall pay the Participant a pro rata portion (based upon the number of days the Participant was employed by the Company during the Plan Year as compared to the total number of days in the Plan Year ) of the Bonus Award otherwise payable under the Incentive Plan for the Plan Year in which the Participant’s employment terminates (which for the avoidance of doubt includes any adjustments required under paragraph II F). The amount of this pro rata Bonus Award shall be determined based on the level of achievement of the applicable performance criteria through the last day of the full fiscal month preceding Participant’s termination measured against the performance criteria set for the Plan Year. Any amount payable under this paragraph II G shall be paid as soon as reasonably practicable following the Participant’s termination of employment, but in any event no later sixty (60) days following the Participant’s termination. Additionally, a Participant who has been terminated for any other reason who is entitled to a bonus pursuant to paragraph II A will be paid a pro-rated bonus in accordance with this paragraph as though the termination was due to Disability, death or Retirement. For purposes of this Incentive Plan, a “Retirement” is a termination of a Participant’s employment, other than by reason of the Participant’s death or Disability and other than by the Company for justifiable cause (as determined by the Company in its sole discretion), after the Participant has attained age 65 and completed at least 5 years of employment with the Company and its subsidiaries and affiliates (as determined by the Company).

III.	THE INCENTIVE PLAN

Within 90 days after the beginning of each Plan Year, the Compensation Committee will establish specific performance criteria that must be met in order for the Bonus Awards to be payable. Such criteria may be based on Company, business unit and/or individual Participant performance. At the time that the performance criteria is set, the Compensation Committee may determine that special matters shall be considered or excluded, and except as otherwise specified by the Compensation Committee at the time the goals are set, the Compensation Committee shall exclude the impact of: (i) restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges, (ii) an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management, (iii) a change in accounting standards required by generally accepted accounting principles, or (iv) any other item or event specified by the Compensation Committee at the time the goals are set. The performance criteria may be based on one or more of the following measures which include but are not limited to: EBITDA, adjusted EBITDA, sales, earnings per share, return on net assets, return on equity, operating margin dollars, operating margin percent, gross margin dollars, gross margin percent, liquidity metrics, and/or customer counts and/or service levels and/or a combination of the above or similar measures relating to the business or individual. With respect to customer service, customer service target levels may be based on scores on blind test (“mystery”) shopping, customer comment card statistics, customer relations statistics (e.g., number of customer complaints), delivery response levels, and/or other customer service metrics.

For each Plan Year, the Bonus Award will be based upon the level of satisfaction of the performance criteria selected by the Compensation Committee for that Plan Year. A specified percentage of the Bonus Award will be paid, dependent upon the performance as measured against the Company, business unit and/or individual performance criteria. The Compensation Committee may establish a threshold goal (which if not achieved will result in no Bonus Awards being payable), target and maximum goals for each Participant. The performance criteria and targets used may vary from one Participant to another in the sole discretion of the Compensation Committee. Bonus Awards are limited to 150% (or such higher percentage as determined by the Compensation Committee) of a Participant’s Target Award (as defined below). Bonus Awards are subject to adjustment as provided under the 2016 Compensation Plan.

IV.	PAYMENT CALCULATIONS

Each Participant will have a target bonus award (a “Target Award”) for each Plan Year. Target Awards will be expressed as a percentage of the actual base earnings (which is the blend of salary plus any salary adjustments made during the course of the fiscal year) paid to the Participant during that Plan Year. Company new hires who are eligible to participate in the Incentive Plan or those becoming eligible to participate in the Incentive Plan for a portion of the fiscal year will receive a prorated Bonus Award based upon the period of time they are eligible. In order to be eligible to participate, a newly hired or promoted employee must commence work or be promoted, as applicable, effective prior to the first day of the Company’s fourth fiscal quarter. The percentages for the Target Award will be approved by the Compensation Committee based upon the Participant’s Job Level and responsibilities and may vary for different officers and/or business units.

At the end of the Plan Year, the Compensation Committee shall determine the amount, if any, to be paid to each Participant and shall authorize Company to pay the Participant the amount so determined and on a date to be determined by the Compensation Committee in its sole discretion in accordance with the Incentive Plan. Bonuses will not be considered to be earned and/or payable until the date they are paid.

Any Bonus Awards checks will be distributed after the end of the applicable Plan Year, but not more than 2.5 months following the end of such Plan Year.

V.	PLAN ADMINISTRATION

A.	ADMINISTRATION

The Incentive Plan will be administered by the Compensation Committee. The Compensation Committee will have broad authority for determining target bonuses and selecting performance criteria, as described above; for adopting rules and regulations relating to the Incentive Plan; and for making decisions and interpretations regarding the provisions of the Incentive Plan, the satisfaction of performance criteria, any appropriate adjustments to Bonus Awards and the payment of Bonus Awards under the Incentive Plan.

B.	EMPLOYMENT AT WILL

This Incentive Plan does not create an express or implied contract of employment between Company and a Participant. Both Company and the Participants retain the right to terminate the employment relationship at any time and for any reason.

C.	BONUS PROVISIONS (AMENDMENTS AND TERMINATION)

Unless otherwise required by applicable law, Bonus Awards are not earned or vested or payable until actual payments are made and the Company reserves the right at any time prior to actual payment of Bonus Awards to amend, terminate and/or discontinue the Incentive Plan in whole or in part whenever the Board of Directors or the Compensation Committee of the Company determines that it is necessary or appropriate.

The Incentive Plan may be amended or terminated by either the Board of Directors or the Compensation Committee, provided that no amendment or termination of the Incentive Plan after the end of a Plan Year may adversely affect the rights of Participants with respect to their Bonus Awards for that Plan Year.

D.	RIGHTS ARE NON-ASSIGNABLE

Neither the Participant nor any beneficiary nor any other person shall have any right to assign the right to receive payments hereunder, in whole or in part, which payments are non-assignable and non-transferable, whether voluntarily or involuntarily.

E.	WITHHOLDING AND SECTION 409A

All required deductions will be withheld from the Bonus Awards prior to distribution. This includes federal, state or local taxes. The provisions of Section 8(e) of the 2016 Compensation Plan shall apply to any Bonus Award that is or may potentially be subject to the requirements of Section 409A of the Internal Revenue Code.

F.	EMPLOYMENT AGREEMENTS

If a Participant has an employment agreement which references an annual incentive plan bonus, this Incentive Plan describes how such bonus will be determined and paid, provided that in the event the Chief Executive Officer of the Company is party to an employment agreement with the Company, any provisions of such employment agreement relating to this Incentive Plan shall govern to the extent inconsistent with this Incentive Plan. Except as otherwise provided above, to the extent there is any conflict between the language of an employment agreement and this Plan, the language in the Incentive Plan and the 2016 Compensation Plan shall govern.

G.	EFFECTIVE DATE

The effective date of this Fifth Amended and Restated Annual Incentive Plan shall apply to Annual Incentive Plans adopted on or after January 31, 2022.